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EXHIBIT 12.3

Southwestern Electric Power Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                                          1997       1996       1995      1994      1993
                                        --------   --------   --------  --------  --------
                                                    (thousands, except ratios)

Operating income                        $139,409   $138,083   $162,776  $145,922  $118,057
Adjustments:
  Income taxes                            44,396     32,931     41,131    20,623    37,108
  Provision for deferred
    income taxes                          (2,244)     2,849      6,287    22,248      (648)
  Deferred investment tax credits         (4,662)    (4,730)    (4,786)   (4,278)   (5,193)
  Charges for investments and plant
    development costs, net of tax           (483)   (21,815)        --        --        --
  Other income and deductions              3,578        312        178     4,656     3,658
  Allowance for borrowed and equity
    funds used during construction         2,156      2,423      9,334     6,097     2,580
  Interest portion of financing
    leases                                 1,194      1,514      1,896     2,562     2,534
                                        --------   --------   --------  --------  --------
        Earnings                        $183,344   $151,567   $216,816  $197,830  $158,096
                                        ========   ========   ========  ========  ========


Fixed charges:
  Interest on long-term debt             $40,440    $44,066    $44,468   $43,395  $ 40,958
 Distributions on Trust Preferred
    Securities                             5,582         --         --        --        --
  Interest on short-term debt and other    5,736      8,381     10,706     7,568     4,866
  Interest portion of financing leases     1,194      1,514      1,896     2,562     2,534
                                        --------   --------   --------  --------  --------
        Fixed charges                    $52,952    $53,961    $57,070   $53,525  $ 48,358
                                        ========   ========   ========  ========  ========


Ratio of earnings to fixed charges          3.46       2.81       3.80      3.70      3.27(1)



(1) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of change in accounting principles.

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